UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-A/A

AMENDMENT NO. 2 TO THE
REGISTRATION STATEMENT ON FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

BLUELINX HOLDINGS INC.
(Exact name of registrant as specified in its charter)

Delaware	77-0627356
(State of or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4300 Wildwood Parkway
Atlanta, Georgia 30339
(404) 953-7000
(Address, including zip code, of registrant’s principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of exchange on which each class is to be registered
Common Stock, $0.01 par value per share	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates (if applicable): None.

Securities to be registered pursuant to Section 12(g) of the Act: None.

Explanatory Note

This Amendment No. 2 (this “Amendment”) to Form 8-A amends the information set forth in Item 1 of the Registration Statement on Form 8-A, filed with the Securities and Exchange Commission (the “Commission”) on December 13, 2004, as amended on August 5, 2011, by BlueLinx Holdings Inc. (the “Company”).

No new securities are being registered pursuant to this Amendment, which is being filed solely to update the description of the Company’s common stock, par value $0.01 per share (the “Common Stock”), to reflect a reverse stock split.

Item 1.        Description of Registrant’s Securities to be Registered

A reverse stock split (the “Reverse Stock Split”) of the Company’s Common Stock became effective on June 13, 2016 (the “Effective Date”). Pursuant to the Reverse Stock Split, each ten shares of Common Stock issued and outstanding on the Effective Date was combined into one share of Common Stock, without any change to the par value per share, and the number of authorized shares of Common Stock was reduced from 200,000,000 to 20,000,000. After the Reverse Stock Split, the Company’s Common Stock will have the same proportional voting rights and will be identical in all other respects to the Common Stock prior to the effectiveness of the Reverse Stock Split. The number of authorized shares of preferred stock will remain unchanged at 30,000,000.

Item 2.        Exhibits

Under the Instructions as to Exhibits with respect to Form 8-A, no exhibits are required to be filed as part of this Amendment.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

BLUELINX HOLDINGS INC.

By: /s/ Shyam K. Reddy
Name: Shyam K. Reddy
Title: Senior Vice President, General Counsel and Secretary

Dated: June 13, 2016